Exhibit 99.1

1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

Contact:
Kristen M. Stewart, CFA, Strategy & Investor Relations - 201-847-5378
Troy Kirkpatrick, Corporate Communications – 858-617-2361

BD PROVIDES UPDATES TO ITS FISCAL 2021 FINANCIAL OUTLOOK AND INTENDS TO COMMENT ON ITS PRELIMINARY FIRST FISCAL QUARTER REVENUE PERFORMANCE DURING TODAY'S WEBCAST AT THE 39TH ANNUAL J.P. MORGAN HEALTHCARE CONFERENCE

•Preliminary first fiscal quarter 2021 revenues of $5.3 billion grew 25.6% on a reported basis. On a currency-neutral basis, revenues increased 24.2%, driven by higher base revenues in all three segments and COVID diagnostic revenues.
•BD’s estimated COVID-19 testing sales of approximately $865 million contributed approximately 20 percentage points to revenue growth on a reported basis. This includes estimated BD Veritor™ revenues of about $685 million.
•BD provides updates to its fiscal 2021 financial outlook and intends to comment on its preliminary first fiscal quarter revenue performance during today’s webcast at the 39th Annual J.P. Morgan Healthcare Conference.

Franklin Lakes, NJ (January 12, 2021) - BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today reported, preliminary unaudited financial information for the first fiscal quarter ended Dec. 31, 2020.

"We have entered fiscal 2021 with strong momentum and now expect to deliver fiscal 2021 revenues toward the high-end of our previously communicated guidance range and to be above our prior adjusted EPS guidance range," said Tom Polen, CEO and President. "Our first fiscal quarter reflects exceptional execution by the BD team as they worked tirelessly to contribute to the pandemic response efforts globally. The base business was more resilient, reflecting the essential role of our health care products and solutions, and COVID-19 diagnostic revenues were higher-than-expected. We are positioning BD to be stronger than ever. This quarter we made important steps toward completing our Alaris 510(k) submission, which we continue to expect to occur late in the second fiscal quarter or early third fiscal quarter of fiscal year 2021. We are advancing our strategic agenda, our Grow-Simplify-Empower initiatives to unlock and create value for our stakeholders for the long-term."

Select Preliminary Unaudited First Fiscal Quarter 2021 Results
The company expects quarterly revenues of $5.3 billion for the first fiscal quarter ended December 31, 2020. This would represent an increase of 25.6% from the prior-year period on a reported basis, primarily due to strong demand for our COVID-19 diagnostic tests and better-than-expected performance across all three segments. During the quarter, BD observed higher acuity of care as well as greater resiliency in both elective and routine procedure volume in the outpatient setting. Volumes also benefited from practitioners working through their patient backlog during the quarter. On a currency-neutral basis, revenues are expected to increase 24.2% over the prior-year period.

BD expects COVID-19 testing revenues for the first fiscal quarter of approximately $865 million, which includes BD Veritor™ revenues of approximately $685 million, with the remaining revenues related to the BD Max™ COVID-19 tests and specimen collection and transport. Our preliminary financial results indicate that estimated COVID-19 testing revenues contributed approximately 20 percentage points to the company’s total revenue growth for the first fiscal quarter on a reported basis. BD currently estimates about $100 million of revenues may be attributed to stocking and timing of revenues in the quarter.

In the BD Medical segment, BD expects worldwide revenues for the fiscal first quarter of $2.3 billion, an increase of 7.9% from the prior-year period on a reported basis and 6.6% on a currency-neutral basis. Based on the preliminary results and on a reported basis, BD expects its Medication Delivery Solutions and Diabetes Care revenues to grow in the mid-single-digits, Medication Management Solutions revenues to grow in the high-single-digits, and Pharmaceutical Systems revenues to grow double-digits compared to the prior year period. As patient acuity increased, BD saw increased demand for products such as its vascular prep and maintenance and PICCs. BD also had elevated shipments of infusion pumps in the United States and continued to have strong demand for pumps in Europe, which management attributed to the COVID-19 pandemic needs. We also shipped COVID-19 injection devices during the quarter.

In the BD Life Sciences segment, BD expects worldwide revenues for the first fiscal quarter of $2.0 billion, an increase of 76.3% from the prior-year period on a reported basis and 74.3% on a currency-neutral basis. Estimated COVID-19 diagnostic testing revenues contributed approximately 61 percentage points to the segment’s growth rate in the quarter on a reported basis. BD exited the quarter at a run-rate of about 10 million tests per month and remains on track to achieve its prior capacity expansion commitments. Based on the preliminary results and on a reported basis, Integrated Diagnostic Solutions revenues more than doubled compared to the prior year driven by COVID-19 diagnostic testing revenues. Biosciences revenues declined at a mid-single-digit percentage rate compared to the prior year, which was better than the company's expectations.

In the BD Interventional segment, BD expects worldwide revenues for the first fiscal quarter of $1.1 billion, an increase of 6.0% from the prior-year period on a reported basis and 4.9% on a currency-neutral basis. Based on the preliminary results and on a reported basis, Peripheral Intervention and Urology & Critical Care revenues grew in the high-single digits while Surgery revenues were up low-single digits compared to the prior year.

During the first fiscal quarter, BD repaid $265 million in debt.

Note on Preliminary Unaudited Financial Information
The preliminary unaudited financial information for the first fiscal quarter ended December 31, 2020 included in this press release are preliminary and may change. This preliminary financial information includes calculations or figures that have been prepared internally by management and have not been reviewed or audited by BD’s independent registered public accounting firm. There can be no assurance that BD’s actual results for the quarter ended December 31, 2020 will not differ from the preliminary financial information presented in this press release and such changes could be material. This preliminary financial information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods.

Fiscal 2021 Outlook for Full Year
Management plans to discuss the preliminary unaudited fiscal first quarter revenues, its outlook, and its strategy during its January 12, 2021 webcast at the J.P. Morgan Healthcare Conference.

We have not yet completed our financial close processes, so our GAAP financial results for the quarter have not yet been finalized. However, following our strong Q1 results, BD now expects its revenue growth to be toward the upper end of our previously disclosed revenue guidance range. BD also expects its adjusted non-GAAP diluted earnings per share to be above its previously disclosed guidance range. Following the completion of its quarterly closing and forecasting process, management intends to provide updated revenue and adjusted non-GAAP EPS guidance for fiscal year 2021 along with its full financial results for the first fiscal quarter on February 4, 2021.

Management intends to incorporate several factors into its forecasting process including, but not limited to, the expected impact of COVID-19 resurgences, the sustainability of higher acuity benefits across the business, the impact of stocking and timing, the expected performance of its COVID-19 diagnostic business, plans for investment spending, and any updated views on foreign exchange rates.

Today’s Webcast Information
As we previously announced, BD is scheduled to present at the 39th Annual J.P. Morgan Healthcare Conference via webcast today, January 12, 2021, at 7:30 a.m. Eastern Time. The live webcast of BD's presentation can be accessed from the BD corporate website at www.bd.com/investors and will be available for replay through Tuesday, January 19, 2021. The accompanying slides are now available at www.bd.com/investors.

Fiscal First Quarter Conference Call Information

A conference call regarding BD's fiscal first quarter results will be broadcast live on BD's website, www.bd.com/investors at 8:00 a.m. (ET) on Thursday, February 4, 2021. BD will issue a press release and accompanying slides will be issued earlier that morning. The accompanying slides will be available at www.bd.com/investors and posted at 6 a.m. Eastern Time. The conference call will be available for replay on BD's website, www.bd.com/investors, or at or at 1-855-859-2056 (domestic) and 1-404-537-3406 (international) through the close of business on Thursday, February 11, 2021, confirmation number 6993448.

Non-GAAP Financial Measures/Financial Tables
This news release contains certain non-GAAP financial measures. Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers.

This press release includes revenues on a currency-neutral basis after eliminating the effect of foreign currency translation, where applicable. We calculate foreign currency-neutral percentages by converting our current-period local currency financial results using the prior period foreign currency exchange rates and comparing these adjusted amounts to our current-period results. Reconciliations of these amounts to the most directly comparable GAAP measures are included in the tables at the end of this release.

About BD
BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of health care by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for health care providers. BD and its 65,000 employees have a passion and commitment to help enhance the safety and efficiency of clinicians' care delivery process, enable laboratory scientists to accurately detect disease and advance researchers' capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care. For more information on BD, please visit bd.com.

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This press release, including the section entitled “Fiscal 2021 Outlook for Full Year”, contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD’s future prospects and performance, including future revenues for the fiscal first quarter and fiscal year 2021. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. With respect to forward-looking statements contained herein, a number of factors could cause actual results to vary materially. These factors include, but are not limited to risks relating to the COVID-19 pandemic on our business (including continued decreases in the demand for our products, any disruptions to our operations and our supply chain and uncertainty regarding the level of demand and pricing for our COVID-19 diagnostics testing); product efficacy or safety concerns resulting in product recalls or actions being taken with respect to our products; new or changing laws and regulations impacting our business (including the imposition of tariffs or changes in laws impacting international trade) or changes in enforcement practices with respect to such laws; fluctuations in costs and availability of raw materials and in BD’s ability to maintain favorable supplier arrangements and relationships; legislative or regulatory changes to the U.S. or foreign healthcare systems, potential cuts in governmental healthcare spending (including China’s volume-based procurement tender process), or governmental or private measures to contain healthcare costs, including changes in pricing and reimbursement policies, each of which could result in reduced demand for our products or downward pricing pressure; changes in interest or foreign currency exchange rates; adverse changes in regional, national or foreign economic conditions, particularly in emerging markets, including any impact on our ability to access credit markets and finance our operations, the demand for our products and services, or our suppliers’ ability to provide products needed for our operations; the adverse impact of cyber-attacks on our information systems or products; competitive factors including technological advances and new products introduced by competitors; interruptions in our supply chain, manufacturing or sterilization processes; pricing and market pressures; difficulties inherent in product development, delays in product introductions and uncertainty of market acceptance of new products; adverse changes in geopolitical conditions; increases in energy costs and their effect on, among other things, the cost of producing BD’s products; the remediation of our infusion pump business (including the timely submission of our 510(k) submission related to Alaris); our ability to successfully integrate any businesses we acquire; uncertainties of litigation (as described in BD’s filings with the Securities and Exchange Commission); and issuance of new or revised accounting standards, as well as other factors discussed in BD’s filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
WORLDWIDE REVENUES BY BUSINESS SEGMENTS
Three Months Ended December 31,
(Preliminary; Unaudited; Amounts in millions)

				D=(A-B)/B	E=(A-B-C)/B
	A	B	C	% Change
	Preliminary 2020	2019	FX Impact	Reported	FXN
BD MEDICAL	$2,254	$2,090	$26	7.9	6.6

BD LIFE SCIENCES	$1,980	$1,123	$23	76.3	74.3

BD INTERVENTIONAL	$1,074	$1,012	$11	6.0	4.9

TOTAL REVENUES	$5,308	$4,225	$60	25.6	24.2